Exhibit 10.1

First Internet Bancorp
Annual Bonus Plan

The following annual bonus plan is established by the Board of Directors of First Internet Bancorp (the “Company”) effective January 1, 2017 for the senior executives of the Company and its subsidiary, First Internet Bank of Indiana (the “Bank”), identified on Schedule I attached hereto and as amended for each applicable fiscal year (each, an “Executive”). For purposes of this plan, employees of the Bank are deemed to be employees of the Company.
Formula Bonus
For each fiscal year the plan is in effect, each Executive will be eligible to earn a performance-based bonus (“Formula Bonus”) that will vary with the Executive’s compensation tier and the Company’s actual performance-relative to threshold, target, and maximum levels-of four performance metrics: (1) net income, (2) net interest income, (3) one-year asset growth rate, and (4) the ratio of nonperforming assets (excluding restructured loans) to all assets. The Company’s actual performance with respect to each metric, as determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, will determine the portion of the Executive’s total bonus, if any, in accordance with the metrics and weighting factors as identified in Schedule II, as established by action of the Committee for each fiscal year. The metrics and weighting for each fiscal year shall be established by the Committee no later than the end of February of such fiscal year, and may not be modified during the fiscal year.
As provided in the following table, the Company’s performance with respect to each of the four performance metrics will determine each Executive’s earned bonus percentage, expressed as a percentage of his or her annualized base salary for each fiscal year.

	Earned Bonus Percentage (as a Percentage of Salary)
Executive Tier	At Threshold Performance	At Target Performance	At Maximum Performance
I	20%	55%	70%
II	15%	50%	60%
III	5%	15%	25%
For each performance metric, if the Company’s actual performance for applicable fiscal year is below the threshold level, then the Executive’s earned bonus percentage for that metric will be zero. If actual performance exceeds the maximum level, then the Executive’s earned bonus percentage will equal the maximum stated percentage. If actual performance exceeds Threshold but not Maximum, then the Executive’s bonus percentage will be determined by linear interpolation between Threshold and Target or Target and Maximum, as applicable.
The Executive’s payment with respect to each performance metric will equal the product of the Executive’s annualized salary during the applicable fiscal year, multiplied by the Executive’s earned bonus percentage for that performance metric, multiplied by that performance metric’s weighting factor. The Executive’s total bonus with respect to the applicable fiscal year will be the sum of the payments for all four of the performance metrics.

Discretionary Bonus-Tier III
In addition to the Formula Bonus above, each Tier III Executive may receive, at the discretion of the Chief Executive Officer, an additional cash payment based on the Executive’s individual performance and the performance of his or her department (the “Discretionary Bonus”). A Discretionary Bonus may be awarded irrespective of any Formula Bonus earned by the Tier III Executive. The Discretionary Bonus for any eligible Executive may not exceed 25% of Executive’s annualized base salary for the applicable fiscal year. Subject to the maximum amount, the Chief Executive Officer may determine Discretionary Bonus awards in his discretion, taking into account appropriate factors including but not limited to intra-bank referrals, employee training results, attitude, team spirit and overall contribution to the Company and the Bank. The Chief Executive Officer will report to the Committee his determination regarding Discretionary Bonuses, and the Committee will be provided with reasonable time within which it may make whatever comments or suggestions, if any, that it deems advisable; however, the Chief Executive Officer, in his sole and absolute discretion, will determine the amounts and authorize the payment of the Discretionary Bonuses; provided, however, that if any Tier III Executive is an “executive officer” of the Company within the meaning ascribe to that term by the federal securities laws, then his or her Discretionary Bonus will remain subject to final approval by the Committee.
Terms and Conditions
Neither the Formula Bonuses nor any Discretionary Bonuses will be payable for any fiscal year unless and until: (1) the Company reports positive net income for the fiscal year (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital); (2) the Company declares in such fiscal year, and pays not later than January 31 of the following year, cash dividends that equal or exceed the cash dividends declared for the prior fiscal year; (3) the Executive receives a “meets expectations” rating or better on his or her annual performance review; and (4) the Bank receives a satisfactory regulatory review for the immediately preceding fiscal year, as determined by the Committee.
All bonuses under this plan will be determined and certified by the Committee as soon as practicable after First Internet Bancorp publishes its results of operations and financial condition for the fiscal year, and will be paid promptly thereafter, less applicable taxes.
If the preliminary financial information for the fiscal year available on the last day of the fiscal year shows that the bonus conditions are likely to be satisfied, then the Chief Executive Officer is authorized to direct a partial payment of a Discretionary Bonus to a Tier III Executive (excluding any such Executive who are “executive officers”) with the first pay check in the following year, in an amount not to exceed the income tax liability of the Executive that will be due on any equity awards made in the fiscal year that are taxable income in such year.

If, after the payment of any bonus under this plan, other than the Discretionary Bonus, the Company restates its financial statements for a fiscal year, then the Committee will determine the bonus amounts that should have been paid based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonuses that were paid, then the Company will pay such difference (the “Make-Up Amount”) within 30 days after the determination of the Make-Up Amount, regardless of whether the Executive is still employed with the Company at such time. If the Restated Bonus Amount is less than the bonuses that were paid, then the Executive (or his or her designated beneficiary or estate) will repay such difference (the “Overpayment Amount”) to the Company within 30 days after the Company provides notice of repayment to the Executive, which notice must specify the Overpayment Amount. The obligation to repay the Company the Overpayment Amount will apply regardless of whether the Executive is then currently employed with the Company. Each Company employee eligible to participate in this Plan will, as a condition of such participation, execute for each fiscal year an “Employee Acknowledgment Concerning Participation in the Annual Bonus Plan” in a form prepared by the Company.
Except in the case of death or termination due to disability, in order to be eligible to receive any payment under this Plan, the Executive must be employed by the Company or the Bank during all of the applicable fiscal year and through time the applicable bonus is paid. In the event of death or termination due to disability during the applicable fiscal year or the following year prior to the payment date, a pro-rata portion of the bonus amount will be paid to the Executive or his or her beneficiary designated in writing and filed with the Company. The pro-rata amount due will be determined by a fraction, the numerator being the number of days of full time employment by the Company or the Bank in the applicable fiscal year and the denominator being 365. In the absence of a designated beneficiary, the bonus will be paid to the estate of a deceased Executive.
Unless otherwise specified above, the Committee, in its sole and absolute discretion, will determine (a) actual performance against the performance metrics, (b) the amount of any Formula Bonuses based on actual performance, and (c) the date on which any bonus is paid.
The Committee, in its sole and absolute discretion, has the right to amend, modify or discontinue this Plan at any time.

Schedule I
Executives
Fiscal 2017

Executive Tier	Name [1]
Tier I	David B. Becker
Tier II	Kenneth J. Lovik
Tier II	C. Charles Perfetti
Tier II	Nicole S. Lorch

1 Omits participants who are not executive officers of the Company.